EX-99.28(d)(2)(f)

AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT dated as of the 11th day of December, 2014, to the Investment Advisory Agreement dated as of February 1, 2010 (the “Agreement”), is entered into by and among Jacob Funds Inc., a Maryland corporation (the “Corporation”), on behalf of the Jacob Small Cap Growth Fund, Jacob Micro Cap Growth Fund and Jacob Wisdom Fund, and Jacob Asset Management of New York LLC, a New York limited liability company (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement by changing Exhibit B thereof;

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended and Restated Exhibit B attached hereto to reflect the addition of a breakpoint to the advisory fees payable with respect to the Jacob Small Cap Growth Fund and Jacob Micro Cap Growth Fund.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.,
ON BEHALF OF THE JACOB SMALL CAP GROWTH FUND, JACOB MICRO CAP GROWTH FUND AND JACOB WISDOM FUND

By:   /s/ Ryan I. Jacob

Name: Ryan I. Jacob
Title: President and CEO

JACOB ASSET MANAGEMENT OF NEW YORK LLC

By:  /s/ Ryan I. Jacob

Name: Ryan I. Jacob
Title: Chairman and CEO

Amended and Restated Exhibit B
to Investment Advisory Agreement dated February 1, 2010,
between Jacob Asset Management of New York LLC and Jacob Funds Inc.

Fund	Advisory Fee
Jacob Small Cap Growth Fund	0.90% of annual average daily net assets up to $500 Million 0.75% of annual average daily net assets over $500 Million
Jacob Wisdom Fund	0.50% of annual average daily net assets up to $500 Million 0.40% of annual average daily net assets over $500 Million
Jacob Micro Cap Growth Fund	1.20% of annual average daily net assets up to $500 Million 0.95% of annual average daily net assets over $500 Million

Effective December 29th, 2014.